Exhibit 5.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10/A (the “F-10/A”) of Acreage Holdings, Inc. of our report dated April 29, 2019 relating to the consolidated financial statements of Acreage Holdings, Inc. for the year ended December 31, 2018 and of our report dated April 30, 2018 relating to the consolidated financial statements of Hiku Brands Company Ltd. for the nine-month period ending December 31, 2017 and for the year ended March 31, 2017 appearing in this Registration Statement being filed with the United States Securities and Exchange Commission.

We consent to the references to us contained in the F-10/A and in the documents incorporated by reference therein.

We also consent to the reference to us under the heading “Interests of Experts” in the short form base shelf prospectus contained in the F-10/A.

/s/ MNP LLP

Toronto, Canada

August 8, 2019